UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 10, 2017

TECHCARE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

23 Hamelacha Street, Park Afek, Rosh Ha’ain, Israel	4809173
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (973) 370-3768

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 10, 2017, the Board of Directors of TechCare Corp. (the “Registrant”) appointed Mr. Tzahi Geld as the new Chief Financial Officer of the Registrant and its wholly-owned Israeli subsidiary, Novomic Ltd, replacing Josh Johnson, a member of Brooks-Keret Financial Management, Kadima, Israel, who had served as CFO of the Registrant and of Novomic since October 2016. There were no disagreements with Mr. Johnson on any matters related to the operations, policies or practices of the Registrant or its subsidiary. The determination to appoint Mr. Geld as the new CFO was made solely for business purposes.

Mr. Tzahi Geld, age 44, Chief Financial Officer: Mr. Geld is a member of the firm of Guberman Group, an accounting and finance firm with offices located in Tel-Aviv Yafo, Israel. From 2010 to 2016, Mr. Geld served as CFO of Gitam BBDO Group, a leading advertising agency in Israel and a part of BBDO Worldwide. In his capacity as CFO, Mr. Geld was responsible for over US$76 million in annual billings, reporting directly to Gitam BBDO’s management and board of directors and preparing monthly, quarterly and annual financial reports and managing its budget, financial analysis and controls and procedures, as well as participating in M&A negotiations, among other senior management functions. From 2005 to 2010, Mr. Geld was a senior manager of PricewaterhouseCoopers Israel.

In 1996, Mr. Geld received a BA degree from The College of Management Academic Studies, located in Rishon LeZion, Israel, and recognized as the largest college in Israel. In 2004, Mr. Geld received his MBA from Tel-Aviv University, with majors in finance and accounting.

Item 9.01 Financial Statements and Exhibits.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exh. No.	Description
17.7	Letter from Josh Johnson dated July 13, 2017, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/: Zvi Yemini
Name:	Zvi Yemini
Title:	Chief Executive Officer

Date: July 14, 2017